EXHIBIT 99.1

FOR IMMEDIATE RELEASE	April 2, 2007

PROPEX INC. ANNOUNCES 2006 ANNUAL

FINANCIAL RESULTS

Chattanooga, Tennessee, April 2, 2007 – Propex Inc. today announced 2006 annual financial results.

The below table presents supplemental earnings information for each of the years ended December 31, 2006 and 2005.

	For the year ended December 31,
	(dollars in millions)
	2006	2005	% Increase/ (Decrease)
Income before income taxes	$3.5	$24.2	(85.5)%
Interest expense	39.4	22.5	75.1%
Depreciation and amortization	30.2	19.8	52.5%
Income before interest, income taxes, depreciation and amortization (EBITDA)(a)	$73.1	$66.5	9.9%

(a)	– EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA and EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	For the year ended December 31,
Selected financial data	2006	2005	% change
	(dollars in millions)
Income before interest and income taxes	$41.7	$46.1	(9.5)%
Interest expense, net	38.2	21.9	74.4%

Income before income taxes	3.5	24.2	(85.5)%
Income taxes	1.7	10.2	(83.3)%

Net income	$1.8	$14.0	(87.1)%

Sales volume (million square yards) Worldwide sales volumes (million square yards for fabric sales)	2,174	2,546	(14.6)%
Worldwide sales volumes (million pounds for fiber sales)	86.9	N/A
Unit net spread, $ per square yard (1)	$0.202	$0.142	42.3%
Unit net spread, $ per pound (1)	$0.691	N/A

(1)	- Unit net spread is defined as revenue less raw material cost on a per square yard basis for predominately polypropylene based fabric sales and a per pound basis for polypropylene based fiber sales.

N/A – Concrete fiber sales were acquired with the SI acquisition; therefore, no volume measures are presented for the prior year.

NM – Percentage change not meaningful.

	For the year ended December 31,
Net revenue	2006	2005	% change
	(dollars in millions)
North America
Furnishings	$320.4	$394.1	(18.7)%
Geosynthetics	139.7	75.3	85.5%
Concrete fiber	63.4	—	NM
Industrial products	81.4	51.6	57.8%
Europe	99.9	93.8	6.5%
Brazil	38.0	40.7	(6.6)%

Total net revenue	$742.8	$655.5	13.3%

Revenue

Total net revenue increased $87.3 million or 13.3% to $742.8 million in the year ended December 31, 2006 from $655.5 million in the year ended December 31, 2005. The increase in net revenue is primarily due to an increase in North America geosynthetics net revenue of $64.4 million and an increase of $63.4 million in revenues of the concrete fiber segment, which was a market in which we did not participate in the prior year. North America industrial segment net revenue increased $29.8 million from 2005 to 2006 and net revenue for Europe increased $6.1 million compared to the prior year. These increases were partially offset by a decrease in North America furnishings segment net revenue of $73.7 million and a decrease in Brazil net revenue of $2.7 million compared to the prior year.

Cost of sales and gross profit

Cost of sales for year ended December 31, 2006, compared to the prior year increased 12.5% to $616.2 million from $547.7 million. The increase in cost of sales primarily reflects the inclusion of SI results for the post January 31st period and the effects of the $7.7 million inventory fair value adjustment related to the SI acquisition purchase accounting during the first quarter of 2006, which was recognized in cost of sales. As a percentage of net revenue, cost of sales decreased slightly to 83.0% in the year ended December 31, 2006 from 83.6% in the prior year, primarily due to higher margins across most U.S. products and European restructuring-related cost reductions partially offset by the inventory fair value adjustment amortization in the first quarter of 2006.

For the year ended December 31, 2006, gross profit increased $18.8 million or 17.4% to $126.6 million from $107.8 million in the prior year. Higher margins for the year ended December 31, 2006 are the result of improved average selling prices, which increased at a rate greater than that of raw material cost increases and a more favorable product mix due to the acquisition of SI and decreased North America furnishings net revenues resulting from the backward integration effects of Shaw Industries and Mohawk Industries, Inc., two of our largest customers.

Selling, general and administrative

Selling, general and administrative expenses for the year ended December 31, 2006, increased $42.9 million or 71.3% to $103.1 million from $60.2 million in the prior year. The increase in selling, general and administrative expenses reflects the inclusion of SI’s overhead costs for the post acquisition period. As a percentage of net revenue, selling, general and administrative expenses for the year ended December 31, 2006 increased to 13.9% from 9.2% in the 2005 as a result of the partial year duplicative expenses and the inclusion of the concrete segment which has higher selling expenses associated with the product line. These higher selling expenses are in support of the sales resources related to the higher margin concrete segment products. We expect our overall selling, general, and administrative expenses to decrease as a percentage of sales with the elimination of redundant selling, general and administrative costs, which was largely completed during 2006.

In-process research and development

For the year ended December 31, 2006, as part of the SI acquisition, there was an in-process research and development charge of $3.7 million during the first quarter. There was no comparable amount for the prior year.

Pension curtailment gain and settlement loss

For the year ended December 31, 2006, related to the pension plans, we recorded a net expense of $0.8 million for pension plans and a curtailment gain of $1.8 million for the post-retirement benefits plan, resulting in a net gain of $1.0 million. The pension plan net expense consists of a gain on curtailment, offset by settlements and special termination benefits related to lump-sum distributions to former employees from the hourly and salaried U.S. pension plans. The pension plans experienced a significant number of lump-sum distributions during the third quarter of 2006 related to employees terminated as a result of restructuring, resulting in a partial plan termination.

For the year ended December 31, 2005, we recorded a $6.0 million curtailment gain for the reduction in the projected benefit obligation related to the U.S. pension plan for salary employees.

Restructuring and other similar costs

For the year ended December 31, 2006, restructuring and other similar costs were $13.5 million related primarily to severance costs to eliminate redundant selling, general and administrative overhead costs created by the SI acquisition. For the year ended December 31, 2005, restructuring and other similar costs were $1.3 million related primarily to severance and other termination benefits to eliminate excess capacity in our German operations.

Impairment of long-lived assets

For the year ended December 31, 2006, impairment of long-lived assets was $9.8 million, of which $5.7 million related to the Seneca, South Carolina facility closure and impairment of equipment, which will not be relocated to another plant, and $4.1 million related to impairment of land, land improvements and building. The fair value of the Seneca, South Carolina facility was determined using an independent appraisal to indicate the current market value. The amount of the equipment impairment was determined based on the remaining value of the assets in light of the decision to dispose of such assets as compared to the carrying value at the decision to close the Seneca facility. As of December 31, 2006, the Seneca, South Carolina facility was being actively marketed and is classified as held for sale. The Seneca assets are included in North American assets for segment reporting. For the year ended December 31, 2005, impairment of long-lived assets was $5.9 million related to our decision to close the Austell, Georgia headquarters and idle research and development-scale manufacturing equipment.

Gain from sale of Roanoke plant

For the year ended December 31, 2006, we recorded a $44.5 million gain related to the sale of our Roanoke, Alabama carpet backing plant to a Mohawk Industries, Inc. affiliate in April 2006. This gain results from the excess of the $73.0 million sale proceeds, which include price adjustments of $2.5 million, over the net book value of $28.5 million. There were no such asset sales in the prior year.

	For the year ended December 31,
Income before interest and income taxes	2006	2005	% change
	(dollars in millions)
North America
Furnishings	$15.9	$42.3	(62.4)%
Geosynthetics	(5.2)	3.3	NM
Concrete fiber	(8.5)	—	NM
Industrial products	(7.6)	(2.5)	NM
Europe	1.5	0.6	150.0%
Brazil	1.1	2.4	(54.2)%

	(2.8)	46.1	NM
Reconciling items:
Gain from sale of Roanoke plant	(44.5)	—	NM

Income before interest and income taxes	$41.7	$46.1	(9.5)%

NM – Percentage change not meaningful.

Income (loss) before interest and income taxes

For the year ended December 31, 2006, income before interest and taxes decreased $4.4 million, or 9.5%, to $41.7 million from $46.1 million in the prior year. This decrease primarily reflects lower revenues due to the backward integration of our two largest customers within the furnishings segment, higher selling, general and administrative expense resulting from partial year duplicative expenses related to the SI acquisition, and several acquisition and restructuring related charges. The acquisition and restructuring related charges include $7.7 million amortization of the inventory fair value adjustment related to purchase accounting recognized in cost of sales, $3.7 million of in-process research and development charges, the Seneca, South Carolina facility $9.8 million non-cash impairment charge related to equipment, land, land improvements and building, $13.5 million of other restructuring related charges, and approximately $6.4 million of SI integration costs classified in selling, general and administrative, all of which were more than offset by the $44.5 million gain on the sale of the Roanoke facility.

Income before interest and income taxes by segment includes segment income for the year ended December 31, 2006 of $15.9 million, $1.5 million and $1.1 million for the furnishings, Europe and Brazil segments, respectively. Geosynthetics, concrete fiber and industrial product segments incurred segment losses of $5.2 million, $8.5 million and $7.6 million, respectively. The segment results were impacted by $13.5 million in restructuring charges and a net curtailment gain of $1.0 million related primarily curtailment of the post-retirement benefits plan and the pension plan, partially offset by lump sum distributions from the pension plans. For the year ended December 31, 2006, total acquisition and restructuring charges of $41.1 million, recorded in cost of sales and as operating expense, negatively impacted earnings. The gain of $44.5 on the sale of the Roanoke facility was not allocated to segments.

Segment income for North America furnishings for the year ended December 31, 2006, decreased $26.4 million, or 62.4%, to $15.9 million from $42.3 million for the year ended December 31, 2005. Segment income decreased during the current year compared to 2005 due to lower volumes resulting from the North America carpet industry restructuring, and lower overall demand in line with a deteriorating economic climate. In addition, 2006 was impacted by $16.4 million in allocations of the above-mentioned acquisition, integration, and restructuring charges as well as significant allocated overhead costs prior to eliminating redundant selling, general and administrative costs.

For the year ended December 31, 2006, the North America geosynthetics segment incurred segment loss of $5.2 million compared to segment income of $3.3 million for the year ended December 31, 2005, a decrease of $8.5 million. This decrease was due to a general weakness in demand, volume losses at certain customers who changed suppliers and significant allocated overhead costs prior to eliminating redundant selling, general and administrative overhead, partially offset by the inclusion of SI activity in 2006. For the year ended December 31, 2006 segment was also impacted by $12.9 million of allocations of the above-mentioned acquisition, integration, and restructuring charges.

North America concrete fiber incurred a segment loss of $8.5 million for the year ended December 31, 2006. This segment was acquired as part of the SI acquisition, and there is no comparable amount for the prior year. The current year was impacted by an $8.7 million allocation of the above-mentioned acquisition integration and restructuring charges. In addition, this segment bears significant allocated overhead costs prior to eliminating redundant selling, general and administrative costs.

For the year ended December 31, 2006, North America industrial products segment loss increased $5.1 million to a loss of $7.6 million from a loss of $2.5 million in for the year ended December 31, 2006. The segment loss increased for the current year due to decreases in certain packaging volumes and significant allocated overhead costs prior to eliminating redundant selling, general and administrative overhead, partially offset by the inclusion of SI activity in 2006. In addition, 2006 was impacted by $3.1 million in allocation of the above-mentioned acquisition, integration, and restructuring charges.

For the year ended December 31, 2006, Europe segment income increased $0.9 million to $1.5 million from segment income of $0.6 million in the prior year. During 2005, Propex Fabrics GmbH, our German subsidiary, recorded severance and other termination benefits of $1.3 million. The segment income for the year ended December 31, 2006 increased as there were no comparable severance and other termination benefits in 2006 and there was a reduction in manufacturing costs in 2006 associated with the elimination of the weekend shift at our Gronau, Germany facility during the fourth quarter of 2005, partially offset by lower overall spreads.

For the year ended December 31, 2006, Brazil segment income decreased $1.3 million to segment income of $1.1 million from segment income of $2.4 million in the prior year. The segment income decreased for the year because of sales volume declines due to Brazil’s overall tight monetary policy on general commercial activity, including specifically the agricultural sector as well as capacity additions by our competitors. The agriculture sector in Brazil suffered a drought in 2006, which negatively affected the production of grains, of which Brazil is a strong exporter, and the agribusiness profitability in that country. In addition, local currency prices were reduced in 2006 in an attempt to offset weak demand and strong competition primarily in the agribusiness sector.

Interest expense, net

For the year ended December 31, 2006, net interest expense increased to $38.2 million from $21.9 million in the prior year. Net interest expense increased for the year due primarily to the additional debt resulting from the SI acquisition.

Income tax provision

For the year ended December 31, 2006, the provision for income taxes decreased to $1.7 million from $10.2 million in the prior year. The decrease in taxes related primarily to operating losses during the year related to acquisition, integration, and restructuring charges, offset by the gain on the sale of the Roanoke facility during the second quarter of 2006. The effective tax rate was 48.6% for the year ended December 31, 2006 compared to 42.1% for the year ended December 31 2005.

Conference Call

Propex Inc. will hold an investor telephone conference call on Wednesday, April 11, 2007 at 11:30 AM Eastern Time to discuss the Company’s operating results for the year ended December 31, 2006 and the near term outlook for 2007.

This call will be available toll free at 866-214-7077 for North American callers and 416-915-9608 for international callers. The conference call will be archived for two weeks from the date of the call at www.PropexInc.com.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, including statements about the Company’s financial performance for 2007. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

We caution you not to put undue reliance on any forward-looking statement and undertake no obligation to update any forward-looking statements to reflect future events or developments.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturer and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.